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                       LETTERHEAD OF CONNER PERIPHERALS

April 21, 1994

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop I-4

Re: Conner Peripherals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, General Counsel and Corporate Secretary of Conner Peripherals, Inc. (the "Company"). In that capacity, I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 1,500,000 additional shares (the "Shares") of the Company's Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan"). As legal counsel for the Company, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken in connection with the sale and issuance of the Shares under the Purchase Plan.

It is my opinion that, when issued and sold in the manner referred to in the Purchase Plan and pursuant to the agreements which accompany the Purchase Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

This opinion shall be filed as an exhibit to the Registration Statement and may be referenced to by any Prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/ Marla Ann Stark

Marla Ann Stark
Vice President, General Counsel & Secretary